Exhibit 6(a) 11



                                  PORTEC, INC.

                   COMPUTATION OF NET INCOME PER COMMON SHARE


                                        THREE MONTHS
                                       ENDED JUNE 30,
                                   1995                1994

Average Shares Outstanding      4,602,726           4,594,539*

Net Income                     $2,257,000          $2,205,000

Per Share Amount               $      .49          $      .48*

*Adjusted retroactively for 10% stock dividend paid in December 1994.